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                                                                     EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------




The Board of Directors
Diebold, Incorporated



We consent to incorporation by reference in the Registration Statements (Nos. 2-44467, 2-92107, 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187
and 333-31993) on Form S-8 of Diebold, Incorporated of our report dated January 18, 2000 relating to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Diebold, Incorporated.




/s/KPMG LLP


KPMG LLP
Cleveland, Ohio
March 4, 2000